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                                                                 EXHIBIT 99.6(A)


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
FEDERAL KEMPER LIFE ASSURANCE COMPANY:

     We consent to the use of our report included herein on Federal Kemper Life Assurance Company and to the reference to our firm under the heading "Experts" in the prospectus.

     Our report dated March 15, 1996 includes a paragraph that states that in our opinion, because of the effects of the differences between generally accepted accounting principles and the accounting practices prescribed or permitted by the Department of Insurance of the State of Illinois, the statutory financial statements do not present fairly, in conformity with generally accepted accounting principles, the financial position of Federal Kemper Life Assurance Company as of December 31, 1995 and 1994, and its net income and its cash flows for each of the years in the three-year period ended December 31, 1995. In our opinion, however after consideration of the adjustments included in
Note 1, the adjusted capital and surplus and net income present fairly, in all material respects, capital stock and surplus as of December 31, 1995 and 1994, and net income for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                       KPMG PEAT MARWICK LLP

Chicago, Illinois

December 20, 1996